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                                                                     EXHIBIT 4.6


THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.

Warrant No._______            WARRANT CERTIFICATE

                       WARRANT TO PURCHASE _______________
                             SHARES OF COMMON STOCK

                              VOID AFTER 5:00 P.M.,
                  CALIFORNIA TIME, ON _____________ ___, _____
                       (UNLESS EARLIER CALLED BY COMPANY)

        This certifies that, for value received, _________________________, the registered holder hereof or assigns (the "Holder"), is entitled to purchase from MEDICAL SCIENCE SYSTEMS, INC., a Texas corporation (the "Company"), at any time before the earlier of (i) 5:00 p.m. California Time, on July __, 2002 (the date five (5) years after the date of this Warrant Certificate) and (ii) the "Call Date" (as defined in the Warrant Agreement) at the exercise price per share of $5.50 (the "Exercise Price"), ____________ shares of Common Stock (the "Shares"). The number of Shares purchasable upon exercise of the Warrant evidenced hereby and the Exercise Price per Share shall be subject to adjustment from time to time as set forth in the Warrant Agreement referred to below.

        The Warrants evidenced hereby may be exercised in whole or in part by presentation of this Warrant Certificate with the Subscription Form attached hereto duly executed and simultaneous payment of the Exercise Price (subject to adjustment) at the principal office of the Company in Newport Beach, California. Payment of such price shall be made at the option of the Holder in cash or by certified check or bank draft, or by the delivery of shares of Common Stock having a value equal to the Exercise Price, all as provided in the Warrant Agreement.

        Upon any partial exercise of the Warrants evidenced hereby, there shall be issued to the Holder a new Warrant certificate in respect of the Shares evidenced hereby which shall not have been exercised. This Warrant certificate may be exchanged at the office of the Company by surrender of this Warrant certificate properly endorsed either separately or in combination with one or more other Warrants for one or more new Warrants to purchase the same aggregate number of Shares as here evidenced by the Warrant or Warrants exchanged. No fractional Shares will be issued upon the exercise of rights to purchase hereunder, but the Company shall pay the cash value of any fraction upon the exercise of one or more Warrants. The Warrants evidenced hereby are not transferable except in the manner and subject to the limitations set forth in the Warrant Agreement.

        The number of Shares issuable upon exercise of this Warrant to acquire the Shares shall be subject to adjustment as provided in Section 5 of the Warrant Agreement.

        The Holder hereof may be treated by the Company and all other persons dealing with this Warrant Certificate as the absolute owner hereof for all purposes and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding, and until such transfer is entered on such books, the Company may treat the Holder hereof as the owner for all purposes.

                                               MEDICAL SCIENCE SYSTEMS, INC.



Dated:               , 1997                    ---------------------------------
       --------------                          Paul J. White, President